ARTICLES OF AMENDMENT TO ARTICLES OF INCORPORATION (PROFIT)

Pursuant to UCA Section 16-10a part 10, the individual named below causes this Amendment to the Articles of Incorporation to be delivered to the Utah Division of Corporations for filing, and states as follows:

1.   The name of the corporation is: Implantable Vision, Inc.

2.   The date the following amendment(s) was adopted: December 16, 2005.

3.   The text of each amendment adopted (include  attachment if additional space
     needed):   See  Attached   Amendment  to   Certificate  of  Designation  of
     Preferences, Rights, and Limitations of Series A Preferred Stock.

4. Indicate the manner in which the amendment(s) was adopted: The number of votes cast for the amendment(s) by each voting group entitled to vote separately on the amendments(s) was sufficient for approval by that voting group - Adopted by the shareholders.



Under penalties of perjury, I declare that this Amendment of Articles of Incorporation has been examined by me and is, to the best of my knowledge and belief, true, correct and complete.

By: /s/ George Rozakis                      Title: President

Dated this ________ day of _______________________, 2005